1.PURPOSE
Alcon Inc. and its affiliates (“Alcon”) are committed to complying with laws and regulations, including securities laws that prohibit “insider trading,” and to financial integrity. The purpose of this policy is to set out the:
–Basic obligations of all Associates in possession of Material Non-Public Information, and
–Additional obligations of Associates who have greater access to Material Non-Public Information.

2.SCOPE
This Policy applies globally to all directors, officers, employees, and external consultants (together, “Associates”) of Alcon.

3.DEFINITIONS AND POLICY STATEMENTS
3.1.Basic Rules Applicable to all Associates
Definitions Material Non-Public Information means non-public information the disclosure of which could have a positive or negative impact on the price of Alcon Securities (as defined below) or the securities of companies with which Alcon does business, contemplates to do business or which it contemplates to fully or partially acquire. Material Non-Public Information may include historical facts or plans, projections or forecasts regarding future events. It may also include information about other companies learned in the course of the Associate’s involvement with Alcon.
Below are typical examples of Material Non-Public Information:
▪non-disclosed financial information of Alcon or other companies
▪information about an important license project or a major product
▪the sale or purchase of a company or a significant asset or the proposals or plans, even if preliminary in nature, of such sale or purchase
▪strategic alliances
▪a major litigation risk or litigation outcome
▪results of clinical trials
▪a critical decision point in the development process of a product
▪the withdrawal of a product from the market
▪regulatory developments, including approval of a product by relevant authorities
▪offerings of equity or debt securities
▪changes in earnings estimates
▪changes in dividend policy
▪changes in debt ratings
▪strategic direction of Alcon or other companies
▪changes in board composition or senior management, or
▪capital structure changes.

Whether information related to future events is deemed to be Material Non-Public Information is determined by balancing the probability that an event will occur against the magnitude of the effect the event would have on a company’s operations or price of its securities. For example, a sale of a company may be Material Non-Public Information even if the probability of the event occurring is relatively low.
Information becomes “public” when it has been disseminated in a manner that is designed to reach investors generally.
Alcon Securities means any securities issued by Alcon Inc. or any of its direct or indirect subsidiaries, including but not limited to any of the following:
a)Any type of equity instruments (such as shares of Alcon Inc. or of other companies);
b)Any type of debt instruments (such as bonds, notes, debentures); and
c)Any financial instruments the value of which Materially Depends (as defined below) on the value of equity or debt instruments of a particular company, irrespective of whether used for investment or for hedging purposes (e.g. stock options, warrants, convertibles, fund units and credit default swaps) and regardless of whether or not the financial instrument was issued by the underlying issuer company or a third party. The value of one financial instrument Materially Depends on the value of another financial instrument when the value of the first financial instrument derives its value by more than 33% from the equity or debt instruments of the second financial instrument.
Hedging means taking a position in an Alcon Security to offset the risks of another position in Alcon Securities the person holds.
Options (Put or Call) means rights to purchase or sell Alcon Securities, including covered call options.
Quiet Period means the periods starting fourteen days prior to the beginning of the last Trading Day of each calendar quarter and ending following the first full Trading Day after the date of the subsequent release of the quarterly and/or annual results, unless otherwise designated by the Disclosure Committee.
Short Sale means the sale of securities that are not then owned by the person selling such securities (i.e., the seller enters into an agreement to sell the securities at a later date at a specified price, with the seller intending to purchase the securities to be sold at some point between the execution of the agreement and the date he or she must deliver the securities).
Trade or Otherwise Transact in a security means to buy, sell, or otherwise transfer ownership of a security, including by donation or gift.
Policy Associates who have knowledge of any Material Non-Public Information regarding Alcon or other companies must not, inside or outside of Quiet Periods, Trade or Otherwise Transact in securities to which the information pertains. This is also referred to as a prohibition on “insider trading.”
Associates must also keep Material Non-Public Information of Alcon or other companies strictly confidential and must not disclose Material Non-Public Information for any reason, including “tipping” friends, family members, or other third parties.

Because the securities markets may take some time to digest Material Non-Public Information once that information is released publicly, Associates who were in possession of Material Non-Public Information must not trade on the basis of that information until after the ending of the first full trading day after the Material Non-Public Information was publicly disclosed.
All associates are prohibited from (i) selling Alcon Securities short (including short sales “against the box”); (ii) hedging or similar transactions involving Alcon Securities; or (iii) Trading or Otherwise Transacting in “put” or “call” options (or similar derivative securities) on Alcon Securities whether or not such options are traded on an exchange.

3.2.Additional Rules for Temporary Insiders
Definitions Temporary Insider means any Associate who might obtain Material Non-Public Information as a result of working on a confidential project.
Confidentiality Declaration means the declaration of confidentiality signed by a Temporary Insider.
No-Trading Period means the period during which an Associate is a Temporary Insider.
Restricted Company means a company, either Alcon or another company, in which the Associate may have acquired Material Non-Public Information. The Restricted Company will be referenced in the Confidentiality Declaration.
Policy    During the No-Trading Period, Temporary Insiders must not trade in securities of or Materially Dependent on a Restricted Company.
References The company has separate procedures for designating and tracking Temporary Insiders (including the appointment and termination of the status of Temporary Insider) as well as procedures for identifying the relevant projects.
3.3.Additional Rules for Continuing Insiders
Definitions Continuing Insider means an Associate who, on a regular basis, has access to Material Non-Public Information. Continuing Insiders are designated by the Executive Committee of Alcon.
A Trading Day is a day on which any of the exchanges on which Alcon Securities are listed is open for trading.
Trade Approval means the approval to trade outside of Quiet Periods granted by the Alcon Global Head - Corporate Governance, Securities and Transactions. A request for a Trade Approval may be denied without a stated reason. A Trade Approval is valid for five Trading Days after it is given unless earlier revoked.
Trading Plan means a plan allowing for the trading in Alcon Securities in the future according to parameters determined in advance. (For the avoidance of doubt, an asset management mandate, even if discretionary, is not a Trading Plan. Consequently, the respective asset manager must be instructed not to trade in Alcon Securities.)
Policy    Within Quiet Periods, Continuing Insiders must not trade in Alcon Securities.

Outside of Quiet Periods, Continuing Insiders must obtain a Trade Approval before trading in Alcon Securities.
Continuing Insiders, like all Associates, may establish a Trading Plan. All Trading Plans established by Continuing Insiders must be approved by the Alcon Global Head - Corporate Governance, Securities and Transactions and must be established at a point in time outside of a Quiet Period when the Continuing Insider is not in possession of Material Non-Public Information. No trades under a Trading Plan shall be made during the time period which expires the later of (i) 90 days after the adoption or modification of the Trading Plan or (ii) two Trading Days following the filing of a quarterly or annual report for the fiscal quarter in which the Trading Plan was adopted or modified (but not to exceed 120 days after the adoption or modification of the Trading Plan) (cooling off period). The Trading Plan must comply with Rule 10b5-1 of the U.S. Securities and Exchange Act of 1934 and any other applicable law or regulations.
A Trade Approval does not relieve a Continuing Insider from making the relevant trade in full compliance with this Policy and in particular only at a time when the Continuing Insider does not possess any Material Non-Public Information.
References The company has separate procedures for designating and tracking Temporary Insiders (including the appointment and termination of the status of Temporary Insider) as well as procedures for identifying the relevant projects.
The company has separate procedures for designating Continuing Insiders (including the appointment and termination of the status of Continuing Insider) as well as procedures to inform them of Quiet Periods and enable them to obtain Trade Approvals.
More information on these procedures and Trading Plans can be obtained from the Alcon Global Head – Corporate Governance, Securities and Transactions.
3.4.Additional Rules for Certain Senior Executives
Policy Members of the Board of Directors of Alcon Inc. and members of the Executive Committee of Alcon Inc. must verify that their family members living in the same household adhere to this Policy, and obtain a Trade Approval for any trades by any of their family members living in the same household.
Members of the Board of Directors of Alcon Inc. and members of the Executive Committee of Alcon Inc. are subject to specific reporting obligations in respect of their trades in Alcon securities, as required by applicable law and regulations.
3.5.Additional Restricted Period
Policy Members of the Board of Directors of Alcon Inc. and executive officers of Alcon (as defined in Rule 100(h) of Regulation BTR of the U.S. Securities and Exchange Commission’s rules and regulations) may not Trade or Otherwise Transact in Alcon’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the company during which at least 50% of the plan participants are unable to purchase, sell, or otherwise acquire or transfer an interest in equity securities of Alcon due to a temporary suspension of trading by Alcon or the plan fiduciary.

3.6.Post-Termination Transactions
Policy This policy continues to apply to an Associate’s transactions even after the Associate has terminated employment or other services to the Company. If an Associate is aware of Material Non-Public Information when the Associate’s employment or service relationship ends, the Associate may not trade in that security until after the close of the first full trading day after that information becomes publicly disclosed or the information is no longer material.
3.7.Potential Criminal Sanctions
In addition to employees being subject to company discipline as outlined in the Alcon Code of Business Conduct, an Associate who engages in insider trading may be exposed to criminal sanctions, including fines or imprisonment.